CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-155793 on Form S-3 of our report dated March 27, 2009, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) (the “Company”) for the year ended December 31, 2008, (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the Company changing its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and changing its method of accounting for income taxes as required by accounting guidance adopted on January 1, 2007, as discussed in Note 1 of the consolidated financial statements) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
April 9, 2009